EXECUTION

                       FIRST HORIZON ASSET SECURITIES INC.

                       MORTGAGE PASS-THROUGH CERTIFICATES
                                  SERIES 2005-5

                                 TERMS AGREEMENT
                           (to Underwriting Agreement,
                             dated November 20, 2003
                    between the Company and the Underwriter)


First Horizon Asset Securities Inc.                          Memphis, Tennessee
4000 Horizon Way                                                August 23, 2005
Irving, Texas 75063

      FTN Financial Capital Markets, a division of First Tennessee Bank National Association (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of Series 2005-5 Certificates specified in
Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2005-5 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-119657). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pools: The Series 2005-5 Certificates shall evidence the entire beneficial ownership interest in two pools (the "Mortgage Pools") of conventional, fixed rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of August 1, 2005 (the "Cut-off Date"):

            (a) Aggregate Principal Amount of the Mortgage Pools: Approximately $365,636,987 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

            (b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in Mortgage Pool I shall be between 240 and 360 months. The original term to maturity of each Mortgage Loan in Mortgage Pool II shall be 180 months.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

                                                            Class Purchase
Class              Principal Balance   Interest Rate       Price Percentage
-----              -----------------   -------------       ----------------

I-A-1               $32,076,000.00        5.5000%           100.109375000%

I-A-2                $1,424,000.00        5.5000%           100.109375000%

I-A-3              $150,600,000.00        5.5000%           100.109375000%

I-A-4               $55,000,000.00        5.5000%           100.109375000%


I-A-5                   $57,000.00        5.5000%           100.109375000%

I-A-6               $43,299,000.00        5.5000%           100.109375000%

I-A-7                   $45,000.00        5.5000%           100.109375000%

I-A-8                $1,623,000.00        5.5000%           100.109375000%

I-A-9               $10,000,000.00        5.5000%           100.109375000%

I-A-10              $13,744,000.00        5.5000%           100.109375000%

I-A-11              $10,000,000.00        5.5000%           100.109375000%

I-A-12               $5,311,000.00        5.5000%           100.109375000%

I-A-R                      $100.00        5.5000%           100.109375000%

II-A-1              $29,261,000.00        5.0000%            99.96875000%


            (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, August 30, 2005 (the "Closing Date").

      Section 4. Required Ratings: The Class I-A-1, Class I-A-2, Class I-A-3, Class I-A-4, Class I-A-5, Class I-A-6, Class I-A-7, Class I-A-8, Class I-A-9, Class I-A-10, Class I-A-11, Class I-A-12, Class I-A-R and Class II-A-1 Certificates shall have received Required Ratings of at least "AAA" by Fitch Ratings and Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., respectively. The Class I-A-4 and Class I-A-6 Certificates shall have received Required Ratings of at least "AAA" by Moody's Investors Service, Inc.

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                                    Very truly yours,

                                    FTN FINANCIAL CAPITAL MARKETS, a division of First Tennessee Bank National Association



                                    By:
                                       ---------------------------------------
                                       Name:  Wade Walker
                                       Title: Senior Vice President



The  foregoing   Agreement  is  hereby
confirmed  and accepted as of the date
first above written.


FIRST HORIZON ASSET SECURITIES INC.



By:
    --------------------------------
    Name:  Alfred Chang
    Title: Vice President



FIRST HORIZON HOME LOAN CORPORATION



By:
    --------------------------------
   Name:   Terry McCoy
   Title:  Executive Vice President